Registration Statement No. 333-217200
Filed Pursuant to Rule 433
Dated April 27, 2017

BMO Capital Markets XO Dorsey Wright & Associates Why an MLP ETN? An MLP ETN offers investors numerous benefits. Unlike an MLP ETF, an MLP ETN does not have deferred tax liabilities that can create a significant drag on total return. In addition, an MLP ETN has 1099 tax reporting and can help avoid the tax complications associated with a portfolio of individual MLPs each requiring K-1 reporting and some generating Unrelated Business Tax Income (UBTI). Why BMLP?• The first ever Dorsey Wright MLP ETP • Tactical exposure to 15 top-rankedMLPs • High income and potential for capital appreciation •1099 Tax Reporting, No K-1s BMO Elkhorn DWA MLP SelectTM Index ETN Capturing Tactical Opportunities in MLPs with Dorsey Wright MLPs are typically accessed for their high income producing capabilities. Many investors, however, miss capital appreciation opportunities that MLPs offer. Using Dorsey Wright to select MLPs with the highest relative strength provides investors an opportunity to take a more comprehensive approach within the MLP space. Why MLPs? The MLP space provides investors unique exposure to U.S. oil & gas infrastructure. MLPs continue to offer attractive yields relative to other asset classes as well as low-correlation to stocks and bonds. The MLP space may still offer investors value opportunities as the energy space continues recovering from the recent bear market. MLPs Offer Attractive Yields A Comprehensive Approach to MLPs: Dorsey Wright + High Income Using Dorsey Wright’s tactical approach may not only help investors select the 15 MLPs with the highest relative strength, but also may help avoid poor performing MLPs. Instead of holding an entire universe of MLPs, irrespective of market conditions, the BMO Elkhorn DWA MLP SelectTM Index ETN can add a dynamic selection component to an existing allocation of individual MLPs or a static broad MLP Index benchmark. As of March 31, 2017, the DWA MLP SelectTM Index is also yielding 7.1% providing investors with high income potential.* The DWA MLP Select™ Index is a price return index. The DWA MLP Select™ Index ETN may pay a quarterly coupon, resulting in a return that may be similar to investing in an ETN linked to a total return index of MLPs. DWA MLP SelectTM Index vs. Alerian MLP Index FOR FINANCIAL PROFESSIONAL USE ONLY NOT FOR USE WITH RETAIL INVESTORS Quick Facts TICKER BMLP INITIAL TRADE DATE Dec. 19, 2016 EXPENSE RATIO 0.85% EXCHANGE Nasdaq NO. OF HOLDINGS 15 INDEX PROVIDER Dorsey Wright ISSUER BMO Source: Bloomberg L.P. as of March 31, 2017. DWA MLP Select Index’s live date is May 1, 2015. Past performance does not guarantee future results. *Past performance does not guarantee future results Source: Bloomberg L.P. as of March 31, 2017. MLPs are represented by the DWA MLP SelectTM Index, REITS by the FTSE NAREIT All Equity REITs Index, High Yield by the ML High Yield Master Index, Stocks by the S&P 500 Index, Corporates by the ML Corporate Master Index and Commodities by the S&P GSCI Index. Past performance does not guarantee future results.Source: Bloomberg L.P. from March 31, 2002 to March 31, 2017. MLPs are represented by the Alerian MLP Index, REITS by the FTSE NAREIT All Equity REITs Index, High Yield by the ML High Yield Master Index, Stocks by the S&P 500 Index, Corporates by the ML Corporate Master Index and Commodities by the S&P GSCI Index. Past performance does not guarantee future results. DWA MLP SelectTM Index U.S. MLP Universe Capacity and Liquidity Screens Dorsey Wright Relative Strength Screening Select 15 MLPs with Highest Relative Strength and Equally Weight 50% 40% 30% 20% 10% 0 -10% 8% 6% 4% 2% 0 DWA MLP SelectTM Total Return Index Alerian MLP Total Return Index Index Strategy Combining Dorsey Wright’s relative strength to better capture an MLP’s price appreciation capabilities and an MLP’s high income may be a more comprehensive approach to MLP investing. Over the last 15 years, nearly 40% of MLPs total return has come from capital appreciation. 15 - YEAR RETURNS MLPs REITs HIGH YIELD STOCKS CORPORATES COMMODITIES Price Return 4.37% 5.47% -0.03% 4.93% 0.15% -3.49% Income Return 6.99% 4.93% 8.28% 2.16% 5.60% 1.21% Total Return 11.36% 10.39% 8.25% 7.09% 5.75% -2.27% Inception to Trough Trough to Current DWA -41% 83% Alerian -52% 71% Stocks Corporates REITs High Yield DWA MLP Select Index 7.1% 5.9% 4.0% 3.4% 2.0% ANN. SINCE LIVE 1 YEAR YTD 2017 4.01% NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE 3.95% 4.10% 28.32% 45.25% -9.76% The Benefit of Using the ETN Structure for MLP Exposure The DWA MLP SelectTM Index selects the 15 MLPs with the highest relative strength on a monthly basis in an effort to outperform a static MLP index. By seeking to outperform on a capital appreciation basis, the ETN structure for the DWA MLP SelectTM Index may provide advantages relative to an MLP ETF. MLP ETFs are corporate tax payers and accrue deferred tax liabilities that are payable when the underlying securities are sold. As the hypothetical illustration below demonstrates, this can create a drag on performance in upward moving markets. As debt securities, MLP ETNs do not accrue similar tax liabilities. NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE www.elkhorn.com IMPORTANT RISK INFORMATION An investment in the BMO Elkhorn DWA MLP Select™ Index Exchange Traded Notes described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the Bank of Montreal prospectus dated June 27, 2014, prospectus supplement dated June 27, 2014 and pricing supplement dated December 19, 2016. Uncertain Principal Repayment—You may receive less than the principal amount of your ETNs at maturity, call or upon redemption. If the level of the Index decreases, or does not increase, by an amount equal to the percentage of the principal amount represented by the Accrued Tracking Fee and the Redemption Fee, if applicable, you will receive less, and possibly significantly less, than your original investment in the ETNs. Credit Risk of Bank of Montreal—The ETNs are unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payments you are entitled to receive on your ETNs, including any payment at maturity, call or redemption, are subject to the issuer’s ability to pay its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the ETNs prior to maturity, call or redemption. In addition, in the event that Bank of Montreal were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. No Fixed Interest Payments—You will not receive any fixed periodic interest payments on the ETNs, and your quarterly Coupon Payments are uncertain and could be zero. A Trading Market for the ETNs May Not Continue Over the Term of the ETNs—The ETNs are listed on Nasdaq under the symbol “BMLP”. However, a trading market for your ETNs may not continue for the term of the ETNs. We are not required to maintain any listing of the ETNs on Nasdaq or any other exchange or quotation system. The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the ETNs in the secondary market—The closing indicative value will be published on each Index Business Day under the Bloomberg ticker symbol BMLPIV <Index>. The intraday indicative value of the ETNs is based on the most recent intraday level of the Index and will be calculated and published every 15 seconds on each Index Business Day during normal trading hours under the Bloomberg ticker symbol BMLPIV <Index> and will be disseminated over the consolidated tape, or other major market vendor. The trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. The trading price of the ETNs at any time may vary significantly from their intraday indicative value at such time. Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when that premium is no longer present in the market place or the ETNs are called—Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses in the event one sells the ETNs at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment in an amount based on the index closing levels of the notes during the call measurement period. The Index has a limited performance history—The DWA MLP Select™ Index was launched on May 1, 2015, and therefore has no performance history prior to that date. Consequently, little or no historical information will be available for you to consider in making an independent investigation of the DWA MLP Select™ Index’s performance, which may make it difficult for you to make an informed decision with respect to an investment in the ETNs. Call Feature—Your ETNs may be repurchased on or after June 22, 2017 at the issuer’s option and without your consent. In the event that we call the ETNs, the call settlement amount may be significantly less than the stated principal amount of the ETNs or the price at which you purchased your ETNs. Restrictions on Repurchases by Bank of Montreal— You must offer the applicable minimum redemption amount of 50,000 ETNs to the issuer for your offer for redemption to be considered. Tax Treatment—Significant aspects of the tax treatment of the ETNs are uncertain and may be less favorable than a direct investment in MLPs. You should consult with your own tax advisor about your own tax situation. Bank of Montreal, and its affiliates, and Elkhorn Investments do not provide tax advice, and nothing contained herein should be construed as tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments): (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties, and (ii) was written to support the promotion of marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from your independent tax advisor. Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Before you invest, you should read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412. There are risks involved with investing in ETNs, including possible loss of principal. The ETN’s return may not match the return of its Index. This ETN is new and has a limited operating history. Elkhorn Securities, LLC is the Marketing Intermediary for ETNs offered by the Bank of Montreal. An investor should consider the investment objectives, risks, charges and expenses of the ETN carefully before investing. To obtain a prospectus containing this and other information, please call 1-877-369-5412. Read the prospectus carefully before you invest. Hypothetical Example MLP Basket MLP ETN MLP ETF Day 1 10% 10% 6% Day 2 -10% -10% -6% Day 3 15% 15% 9% Total Price Appreciation 14% 14% 9% For Illustrative Purposes Only FOR FINANCIAL PROFESSIONAL USE ONLY NOT FOR USE WITH RETAIL INVESTORS